Exhibit 10.10

May 16, 2016

Mr. Jonathan Bellamy
1944 E Sky Harbor Circle
Phoenix, AZ 85034

Dear Jon:

I am pleased to confirm our offer to you to become the Chief Human Resources Officer of AdvanSix (the “Company”), a wholly owned subsidiary of Honeywell International Inc. (“Honeywell”) that may be spun off as an independent public company on or about November 15, 2016 (the actual spin off date is hereinafter referred to as the “Separation Date). This offer is contingent on a successful completion of the spin. The Company will initially be based in or near Morris Plains, New Jersey. You will continue to serve as D&S VP of HR until the earlier of the Separation Date and the appointment of your successor in D&S. During this interim period you will also support Erin Kane in planning for the AdvanSix separation. Upon your succession into the new role you will report to Erin Kane. The effective date of your promotion will be the Separation Date (“Effective Date”), subject to the terms and conditions of this letter agreement (“Agreement”).

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be increased to $330,000. After the Separation Date, your base salary shall adjusted by the Company’s Board of Directors from time to time.

Annual Incentive Compensation From the Company: Your initial target incentive compensation opportunity with the Company will be 60% of your annual cash base salary earnings during the year. For 2016, you will be eligible for an incentive compensation award from the Company for post-Separation Date earnings. Company incentive compensation awards are paid in the first quarter of the following year.

Annual Incentive Compensation From Honeywell: You will receive a 2016 incentive compensation award from Honeywell equal to 35% of your cash base salary earnings up through the Separation Date. Honeywell incentive compensation awards are paid in the first quarter of the following year.

Honeywell Growth Plan Units: Notwithstanding anything in the Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governing award agreements to the contrary, you will receive the second full installment of your award for the 2014-2015 Growth Plan performance cycle, payable as at the time awards are paid to other Growth Plan participants, anticipated to be in the first quarter of 2017. You will forfeit your 2016-2017 Growth Plan performance award.

Honeywell Stock Options: Notwithstanding anything in the Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governing award agreements to the contrary, you will be treated as being employed by Honeywell through March 1, 2017 solely for purposes of determining your vested rights to any Honeywell stock options. Any Honeywell stock options that have not vested as of March 1, 2017 shall be forfeited. Moreover, you will have three (3) years from the Separation Date to exercise any vested Honeywell stock options.

Honeywell Restricted Stock Units: Notwithstanding anything in the Stock Incentive Plan and governing award agreements to the contrary, you shall be treated as being employed by the Company through July 31, 2017 solely for purposes of determining your vested rights to any Honeywell restricted stock units. Any Honeywell restricted stock units that have not vested as of July 31, 2017 shall be forfeited.

Sign-On Long-Term Incentive Awards From the Company: You will be granted $925,000 worth of Company restricted stock units as of the Effective Date. These restricted stock units will vest three years from the Effective Date, assuming you are still employed by the Company as of such date. This sign-on grant is made up of $660,000 in a “founder’s grant” plus $265,000 to replace forfeited Honeywell equity and growth plan units.

Annual Long-Term Incentive Awards From the Company: You will be eligible for annual equity awards with an initial target of 100% of your Base Salary. The size and mix of future awards will be determined by the Company’s Board of Directors. The terms of all long-term incentive awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other senior executives of the Company (to be determined).

•	Excess Liability Insurance: As provided to other senior executives of the Company (to be determined).

•	Executive Severance: 12 months of base salary continuation (based on plan provisions to be determined).

STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement, and (ii) the Company’s noncompete agreement for senior executives” (“Noncompete Agreement”), prior to the Separation Date.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to me.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Erin Kane
Erin Kane
AdvanSix
President and Chief Executive Officer

Cc:	Mark James

Read and Accepted:

/s/ Jonathan Bellamy	17 May 2016
Jonathan Bellamy	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an at will basis. This means that there is no guarantee of employment for any specific period, and either you, the Company or Honeyweli (as applicable) may terminate your employment at any time.

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